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                                                                    Exhibit 20.4






                         INDEPENDENT ACCOUNTANTS' REPORT



Mellon Bank Premium Finance Loan Master Trust
c/o Wells Fargo Bank Minnesota, N.A., as Trustee:

AFCO Credit Corporation, as Servicer
AFCO Acceptance Corporation, as Servicer

We have examined the accompanying assertion made by management on AFCO Credit Corporation's and AFCO Acceptance Corporation's (jointly, AFCO) compliance, as Servicer, with Sections 4.2, 4.3, 4.5 and 8.8 of the Pooling and Servicing Agreement for the Mellon Bank Premium Finance Loan Master Trust dated June 15, 2001, Sections 4.7(a)(i) and 4.8 of the Supplement (Series 2001-1) dated June 15, 2001 and Sections 4.7(a)(i) and 4.8 of the Supplement (Series 2002-1) dated December 17, 2002 (as amended, collectively, the Agreements), for the period January 1, 2002 through December 31, 2002. Management is responsible for AFCO's compliance with the aforementioned sections of the Agreements. Our responsibility is to express an opinion on management's assertion about AFCO's compliance based upon our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about AFCO's compliance with the aforementioned sections of the Agreements and performing such other procedures as we considered necessary in the circumstances. We believe our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on AFCO's compliance with the Agreements.

In our opinion, management's assertion that AFCO was materially in compliance with the aforementioned sections of the Agreements for the period January 1, 2002 through December 31, 2002, is fairly stated, in all material respects.



Pittsburgh, Pennsylvania
March 21, 2003

                                                                        KPMG LLP
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             MANAGEMENT REPORT ON AFCO CREDIT CORPORATION'S AND AFCO
      ACCEPTANCE CORPORATION'S COMPLIANCE, AS SERVICER, WITH THE SERVICING
              REQUIREMENTS OF THE POOLING AND SERVICING AGREEMENT


Management of AFCO Credit Corporation and AFCO Acceptance Corporation (jointly, "AFCO"), as Servicer, is responsible for compliance with the servicing requirements in Sections 4.2, 4.3, 4.5, and 8.8 of the Pooling and Servicing Agreement for the Mellon Bank Premium Finance Loan Master Trust dated June 15, 2001, Sections 4.7(a)(i) and 4.8 of the Supplement (Series 2001-1) dated as of June 15, 2001, and Sections 4.7(a)(i) and 4.8 of the Supplement (Series 2002-1) dated as of December 17, 2002 (as amended, collectively, the "Agreements").

Management has performed an evaluation of AFCO's compliance with the aforementioned sections of the Agreements for the period January 1, 2002 through December 31, 2002. Based upon this evaluation, management believes that, for the period January 1, 2002 through December 31, 2002, AFCO, as Servicer, was materially in compliance with the aforementioned sections of the Agreements.


/s/ Daryl J. Zupan                           /s/ C. Leonard O'Connell
-------------------------------              ------------------------
Daryl J. Zupan                               C. Leonard O'Connell
President                                    Senior Vice President, Treasurer,
                                             and Chief Financial Officer

March 21, 2003